Payless ShoeSource Announces First Quarter Financial Results

             Comparable Store Sales Up 5.0%; Net Earnings Up 8.1%

    TOPEKA, Kan., May 30 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported financial results for the first quarter ended May 5, 2007. First quarter 2007 net earnings were $38.9 million, or $0.59 per diluted share, up 8.1% versus first quarter 2006 net earnings of $36.0 million, or $0.53 per diluted share. The results for the first quarter of 2007 included costs related to the company's distribution center initiative, including the exit from one facility and temporary redundancies between facilities. Those costs totaled $6.1 million pre-tax or $0.06 per diluted share in the first quarter of 2007.

    First quarter 2007 comparable store sales were up 5.0%, the ninth consecutive quarter of positive comparable store sales. Total sales were $729 million, up 4.9% compared to the first quarter of 2006. Average unit retails increased 2% and total unit sales grew 3%, compared to the first quarter of 2006. This was due primarily to strength in women's footwear and greater customer conversion. First quarter sales gains were offset in part by underperformance in sandals.

    "Payless delivered a very respectable quarter of sales and earnings through continued execution of our strategy in spite of some challenging weather conditions during the period," said Matthew E. Rubel, Chief Executive Officer and President. "Customers continued to respond to our on-trend and differentiated products, demonstrating the resilience of our business during the quarter. Our inventory is in excellent condition, and we are well-positioned for the remainder of the spring season."

    Gross margin rate was 36.9% in the first quarter of 2007 versus 36.8% in the first quarter of 2006, an increase of 10 basis points. The increase in gross margin rate was due primarily to higher initial mark-on partially offset by the costs related to the company's distribution center initiative.

    Selling, general and administrative (SG&A) expenses were 28.8% of sales in the first quarter of 2007 versus 28.7% in the prior year period, an increase of 10 basis points. The rate increase was driven primarily by lower sales of sandals. SG&A expenses were $210 million in the first quarter of 2007, up 5% versus the prior year due primarily to higher advertising and credit card fee expenses.

    During the first quarter of 2007, Payless repurchased 0.5 million shares for $15 million (including shares from stock option exercises) under its stock repurchase program. In accordance with its indenture governing its senior subordinated notes, the company may repurchase approximately $19 million more of its stock in the open market at this time. This limit will continue to adjust quarterly based on the company's net earnings.

    Payless ended the first quarter of 2007 with $328 million in cash and short-term investments compared to $408 million at the end of the first quarter of 2006. The decrease was due primarily to the first quarter 2007 acquisition of Collective Licensing. Total inventory was $382 million at the end of the first quarter of 2007. Total inventory and inventory per store were virtually flat versus the prior year period.

    Capital expenditures for first quarter 2007 totaled $56 million versus $23 million in the prior year period. The increase was due primarily to greater investments in the company's supply chain. During first quarter 2007, Payless added 15 new stores and relocated another 23. Net of closings, Payless ended the period with 4,564 stores down 38 compared to first quarter 2006. Fiscal 2007 capital expenditures for Payless are still expected to total approximately $160 million. The increase over 2006 will be primarily driven by spending on the company's supply chain. In 2007 the company has and will continue to invest, in stores, brands, and technology which support Payless' strategic imperatives of effective brand marketing, on-trend targeted product, a great shopping experience, and efficient operations.

    Outlook

    Last week, Payless ShoeSource announced the signing of a definitive agreement to acquire The Stride Rite Corp. The combined company, which will be renamed Collective Brands, Inc. subject to closing and to shareholder approval, is expected to have strong pro-forma financials:

    -- The transaction is expected to be earnings per share accretive in fiscal year 2008.

    -- The 2006 - 2009 compound annual growth rate in operating profit is expected to be in excess of 20%.

    -- The debt leverage ratio for the new company is expected to return to Payless' pre-transaction level within two to three years of the acquisition's consummation.


    The Payless business unit of Collective Brands should continue to achieve low single-digit positive same-store sales on a consistent basis through successful execution of its merchandising strategies. Over time, the Payless unit is expected to contribute operating profit percentage growth in the mid-teens.

    About Payless and Forward Looking Statements

    Payless ShoeSource, Inc., the largest specialty family footwear retailer in the western hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the first quarter 2007, the company operated a total of 4,564 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com.

    This release contains one or more forward-looking statements.

Forward-looking statements are identified by words such as "will," "expected," and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing, the ability to obtain the approval of Stride Rite Corporation's shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Companies' 2006 Annual Reports on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. The Companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company's accounting policies as described in the Company's 2006 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification, and should be read in conjunction with the 2006 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

    (Dollars and shares in millions, except per share data)
                                                         13 Weeks Ended

                                                     May 5,          April 29,
                                                      2007            2006

    Net sales                                       $728.6            $694.5

    Cost of sales                                    459.7             438.7

    Gross margin                                     268.9             255.8

    Selling, general and administrative expenses     209.9             199.1

    Restructuring charges                              0.2               -

    Operating profit from continuing operations       58.8              56.7

    Interest expense                                   4.8               4.9

    Interest income                                   (4.7)             (4.8)

    Earnings from continuing operations before
     income taxes and minority interest               58.7              56.6

    Provision for income taxes                        18.8              19.5

    Earnings from continuing operations
     before minority interest                         39.9              37.1

    Minority interest, net of income taxes            (0.9)             (0.3)

    Net earnings from continuing operations           39.0              36.8

    Loss from discontinued operations, net of
     income taxes and minority interest               (0.1)             (0.8)

    Net earnings                                     $38.9             $36.0

    Basic earnings per share:
       Earnings from continuing operations           $0.60             $0.55
       Loss from discontinued operations               -               (0.01)
    Basic earnings per share:                        $0.60             $0.54

    Diluted earnings per share
       Earnings from continuing operations           $0.59             $0.54
       Loss from discontinued operations               -               (0.01)
    Diluted earnings per share                       $0.59             $0.53

    Basic weighted average shares outstanding         64.7              66.6

    Diluted weighted average shares outstanding       66.0              67.6

                            PAYLESS SHOESOURCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                               May 5,   April 29,  February 3,
    (dollars in millions)                      2007        2006       2007

    ASSETS:

    Current assets:
       Cash and cash equivalents              $321.4      $333.0      $371.4
       Short-term investments                    6.1        75.1        90.0
       Restricted cash                           2.0         2.0         2.0
       Inventories                             381.7       377.7       361.9
       Current deferred income taxes            16.2        19.3        15.6
       Prepaid expenses                         44.2        41.1        46.5
       Other current assets                     19.2        18.1        18.1
       Current assets of discontinued
        operations                               1.1         4.9         1.1
    Total current assets                       791.9       871.2       906.6

    Property and Equipment:
       Land                                      6.5         7.7         6.6
       Property, buildings and equipment     1,284.8     1,201.8     1,245.1
       Accumulated depreciation and
        amortization                          (848.6)     (821.9)     (830.5)
       Property and equipment, net             442.7       387.6       421.2

    Intangible assets, net                      95.9        18.2        39.6

    Deferred income taxes                       43.9        28.9        37.7

    Goodwill                                    40.1         5.9         5.9

    Other assets                                18.2        21.3        16.4

    Noncurrent assets of discontinued
     operations                                  -           1.3          -

    TOTAL ASSETS                            $1,432.7    $1,334.4    $1,427.4


    LIABILITIES AND SHAREOWNERS' EQUITY:

    Current liabilities:
       Current maturities of long-term debt     $0.3        $0.4        $0.4
       Notes payable                             2.0         2.0         2.0
       Accounts payable                        157.5       175.2       185.6
       Accrued expenses                        156.0       160.4       190.2
       Current liabilities of
        discontinued operations                  2.1         3.4         2.1
    Total current liabilities                  317.9       341.4       380.3

    Long-term debt                             201.7       202.9       201.7
    Other liabilities                          175.3       111.0       132.6
    Minority interest                           12.6        11.0        12.7

    Total shareowners' equity                  725.2       668.1       700.1

    TOTAL LIABILITIES AND SHAREOWNERS'
     EQUITY                                 $1,432.7    $1,334.4    $1,427.4

                             PAYLESS SHOESOURCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                Year-to-date       Year ended
                                              May 5,    April 29,  February 3,
      (dollars in millions)                   2007         2006       2007

      OPERATING ACTIVITIES:
      Net earnings                            $38.9       $36.0      $122.0
      Loss from discontinued operations,
       net of income taxes and minority
       interest                                 0.1         0.8         3.4
      Net earnings from continuing operations  39.0        36.8       125.4
        Adjustments for non-cash items included in net earnings:
           Loss on impairment and
            disposal of assets                  2.6         1.7        10.3
           Depreciation and amortization       24.3        22.6        88.5
           Amortization of deferred
            financing costs                     0.2         0.3         1.1
           Share-based compensation
            expense                             3.1         2.8        12.2
           Deferred income taxes               (1.3)        0.4         9.1
           Minority interest, net of
            income taxes                        0.9         0.3         4.6
           Income tax benefit from share-
            based compensation                   -          0.4         0.6
           Accretion of investments            (0.5)       (0.7)       (3.6)
      Changes in working capital:
           Inventories                        (18.6)      (44.6)      (29.8)
           Prepaid expenses and other
            current assets                      7.4        (0.6)       (9.0)
           Accounts payable                   (27.4)        6.7        15.6
           Accrued expenses                   (14.2)       (5.6)        5.7
      Other assets and liabilities, net         5.9        (0.2)        3.0
      Net cash used in discontinued
       operations                              (0.1)       (3.6)       (4.0)

      Cash flow provided by operating
       activities                              21.3        16.7       229.7

      INVESTING ACTIVITIES:
      Capital expenditures                    (55.7)      (23.0)     (118.6)
      Proceeds from the sale of property
       and equipment                            0.1         1.0         4.6
      Intangible asset additions                 -            -       (15.5)
      Purchases of investments                 (6.1)      (74.8)     (215.6)
      Sales and maturities of investments      90.5        59.4       188.2
      Acquisition of business, net of
       cash acquired                          (91.5)          -          -

      Cash flow used in investing
       activities                             (62.7)      (37.4)     (156.9)

      FINANCING ACTIVITIES:
      Repayment of debt                        (0.1)       (1.4)       (2.8)
      Payment of deferred financing costs        -          0.2        (0.2)
      Issuances of common stock                 3.2         2.4        47.1
      Purchases of common stock               (15.3)      (26.6)     (129.3)
      Excess tax benefits from share-
       based compensation                       1.2           -         8.0
      Distributions to minority owners           -         (0.6)       (1.5)
      Net cash provided by discontinued
       operations                                -          1.0         1.2

      Cash flow used in financing
       activities                             (11.0)      (25.0)      (77.5)

      Effect of exchange rate changes on
       cash                                     2.4         0.5        (2.1)

      Decrease in cash and cash
       equivalents                            (50.0)      (45.2)       (6.8)

      Cash and cash equivalents,
       beginning of year                      371.4       378.2       378.2
      Cash and cash equivalents, end of
       period                                $321.4      $333.0      $371.4

SOURCE  Payless ShoeSource, Inc.
    -0-                             05/30/2007
    /CONTACT: James Grant of Payless ShoeSource, Inc., +1-785-559-5321/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html/ /Web site: http://www.paylessinfo.com /
                --------------------------
    (PSS)